Exhibit (a)(4)

Form of Letter to Shareholders

MIRELF III REIT Investments II, LLC
410 Park Avenue
Suite 820
New York, NY 10022

January 20, 2010

RE:  Offer to Purchase Your Shares of Common Stock in Wells Real Estate Investment Trust II, Inc.

Dear Shareholder:

I am pleased to announce that MIRELF III REIT Investments II, LLC, a Delaware limited liability Company (the “Purchaser”) is offering to purchase your shares of common stock (the “Offer”) in Wells Real Estate Investment Trust II, Inc. (the “Corporation”) for:

$[Shareholder’s Aggregate Purchase Price]

At a Purchase Price of

$3.00 per Share

Your Shares are illiquid and difficult to sell.  The Corporation’s share redemption program is suspended. Our Offer is intended to provide you with an alternate means to sell your Shares without commissions or transaction fees of any kind.

The Offer is being made upon the terms and subject to the conditions set forth in the Offer to Purchase dated January 20, 2010.

The sole member of the Purchaser is Madison International Real Estate Liquidity Fund III REIT, a Maryland Real Estate Investment Trust (the “Manager”).  All of the common stock of the Manager is owned by Madison International Real Estate Liquidity Fund III, LP, a Delaware limited partnership (the “Fund”).  Madison International Holdings III, LLC, a Delaware limited liability company (the “General Partner”), is the sole general partner of the Fund.

Each of the Purchaser, the Manager, the Fund, and the General Partner is an affiliate of Madison International Realty, LLC, a real estate investment firm specializing in providing liquidity for real estate investors holding illiquid or thinly traded ownership interests.  Since 1996, Madison International Realty, LLC and its affiliates have provided liquidity and joint venture equity to real estate investors by directly acquiring real estate ownership interests in confidential, privately-negotiated transactions.  We are principals and charge no commissions or transaction fees of any kind.

The Purchaser is seeking a maximum of 5.0% of the outstanding Shares pursuant to this Offer.  If Shareholders offer us more, we will prorate our purchase ratably to all sellers, unless you indicate that you want to sell “All or None” of your Shares, in which case your Shares will only be purchased if we can purchase all of the Shares you tender.

For more information about the Offer or to get additional copies of the Offer materials, please call our Information Agent, Laurel Hill Advisory Group, at (888) 742-1305 (toll free).  Their specialists are available to answer any questions and assist you in the process.

If you wish to accept our Offer, please follow the instructions on the pages that follow this letter under the section entitled “How To Accept This Offer.”

Thank you for consideration. We look forward to serving you.

Yours sincerely,

MIRELF III REIT INVESTMENTS II, LLC

By:  Madison International Real Estate Liquidity Fund III REIT
Its:  Sole Member

By: /s/ Ronald M. Dickerman
 Ronald M. Dickerman
 President

WHY YOU SHOULD ACCEPT THIS OFFER

1.
THIS IS AN ALL CASH OFFER WITH NO FEES OR COMMISSIONS.  The Offer will provide shareholders with the opportunity to receive cash proceeds for their Shares and pay no brokerage fees or other transaction costs of any kind.

2.	YOU CAN SELL ALL OR PART OF YOUR SHARES. The Offer is flexible and provides shareholders the ability to sell all or part of their Shares.

3.
YOUR SHARES ARE DIFFICULT TO SELL.  Shareholders may wish to divest themselves of a highly illiquid investment. The Corporation’s Shares are not currently traded on any stock exchange and there is no other established market for the Corporation’s Shares.  This Offer provides a platform to sell your Shares and provides up to $73,706,175 in proceeds to satisfy shareholders’ demand for liquidity.

4.
THE CORPORATION’S SHARE REDEMPTION PROGRAM IS SUSPENDED.  The last ordinary share redemptions pursuant to the SRP occurred nearly one year ago. The Corporation has since suspended ordinary share redemptions until at least September 2010 and no assurances have been made whether the program will resume, if at all. In August 2009, the Corporation made the following statement about the SRP: “our board of directors approved an amendment to the share redemption program to suspend all ordinary redemptions until at least September 2010. However, we make no assurances as to when ordinary redemptions will resume because, with respect to the provisions of the share redemption program relating to ordinary redemptions, the share redemption program may be amended, suspended, or terminated at any time.”

5.
A LIQUIDATION EVENT FOR SHAREHOLDERS IS UNCERTAIN.  The Corporation was formed over six years ago and according to the Corporation’s charter, as amended, it currently intends on providing a defined liquidation event to shareholders on or before October 2017, which remains several years away.  There are no assurances that a liquidation event will occur at that time.

6.
RECENT DIVIDENDS WERE NOT SUPPORTED BY CURRENT CASH FLOW FROM OPERATIONS.  During the nine months ended September 30, 2009, the Corporation paid $206.1 million to shareholders in the form of regular dividend payments.  During that period, the net cash flow from operating activities reported by the Corporation was only $167.8 million.

7.
THE CURRENT PUBLIC OFERING IS DILUTING YOUR SHARES.  The Corporation is currently offering for sale up to 300 million additional shares of common stock in the Corporation (representing a 70% potential increase in total shares outstanding as of September 30, 2008 according to the Corporation’s Form 10-Q filed on November 12, 2009). The more shares that are issued by the Corporation, the more the value of your shares will be diluted. As of November 10, 2009 the Corporation had raised gross offering proceeds of approximately $700 million from the sale of approximately 66.6 million shares (including the dividend reinvestment plan). In April 2009, the Corporation made the following announcement relating to issuing new shares: “Your interest in us will be diluted if we issue additional shares, which could reduce the overall value of your investment.”

8.	SHAREHOLDERS MAY WISH TO TRANSFER THE FOLLOWING RISKS TO A NEW INVESTOR:

•
Near-Term Lease Expirations.  There is a continued risk to the performance of the Corporation and the Shares from significant near-term lease expirations, which, as of December 31, 2008, is expected to exceed 30% of annualized gross base rent through the end of 2013. When leases mature, tenants can move out or renegotiate leases.  In the current economic environment there is a higher likelihood of tenants leaving or defaulting on their lease, which could increase vacancies and result in lower dividends.

•
Asset concentration in weak performing office markets.  There is a continued risk to the performance of the Corporation and the Shares from the Corporation’s concentration of properties in office markets that are struggling from the economic recession.  A high concentration of the Corporation’s properties (as of December 31, 2008, 46% of annualized gross base rent) is located in Atlanta, Northern New Jersey, Cleveland, and Baltimore.  According to CBRE reports from the third quarter of 2009, the overall vacancy rates in these markets are 21.5% in Atlanta, 22% in Northern New Jersey, 19% in Cleveland, and 16.5% in Baltimore.

•
Upcoming Debt Maturities.  There is a continued risk to the performance of the Corporation and the Shares from upcoming debt maturities, which will exceed $328.6 million or 33.9% of total debt outstanding by 2013. In the Prospectus dated April 30, 2009 the Corporation stated, “Current economic conditions may create challenges for us in refinancing our existing debt or in seeking additional third-party loans.”

•
Continued Impact from the Recession.  There is a continued risk to the performance of the Corporation and the Shares from the general economic downturn in the U.S. and global economy.  In a recent filing, the Corporation made the following statement: “Current economic conditions may cause the creditworthiness of our tenants to deteriorate and market rental rates to decline… Should such economic conditions continue for a prolonged period of time, our tenants’ ability to honor their contractual obligations may suffer. Further, it may become increasingly difficult to achieve future rental rates comparable to the rental rates of our currently in-place leases as we seek to release space and/or to renew existing leases.”

9.
SHAREHOLDERS MAY WISH TO TRANSFER THEIR FRACTIONAL, NON-CONTROLLING INTERESTS TO A NEW INVESTOR THAT SPECIALIZES IN LONG-TERM ILLIQUID REAL ESTATE INVESTMENTS.  The Purchaser is part of a real estate investment firm that provides liquidity to investors holding illiquid or thinly traded units or interests in all types of real estate investment vehicles.  Historically, the Purchaser has been a passive investor in which the Purchaser is satisfied to remain a long-term investor and diversifies the associated risks among a larger portfolio of investments.

HOW TO ACCEPT THIS OFFER

Step 1.	Read and review the accompanying documents carefully, for they contain important information regarding the Offer, the Corporation and the Purchaser.

Step 2.
Complete the enclosed Letter of Transmittal (printed on blue paper), by filling in the information in the blank spaces provided.  If not otherwise indicated, please note the number of Shares you wish to sell in the signature area of the Letter of Transmittal.

Step 3.
Complete the enclosed Transfer & Assignment of Shares Form (printed on yellow paper) required by the Corporation’s transfer agent, and have it Medallion Signature Guaranteed (this can be done by your bank or broker).  This form is required by the Corporation and its transfer agent to complete a transfer.  A Medallion Signature Guarantee is a certification that protects you from forgery and prevents the unauthorized transfer of securities.  Medallion Signature Guarantees can be completed by your bank or broker.

Step 4.	Send both documents to MIRELF III Investment Processing, LLC (the “Depositary”) in the enclosed pre-addressed envelope.

For more information or to get additional copies of this Offer to Purchase, the Letter of Transmittal or the Transfer & Assignment of Shares Form, please call our Information Agent, Laurel Hill Advisory Group, at this toll-free number:

Offer Information Line: (888) 742-1305